Exhibit 99.1

Century Aluminum Provides Update on Iceland Operations

MONTEREY, CA. October 6, 2008 -- Century Aluminum Company (NASDAQ:CENX) confirmed today that immediately available cash balances for its Iceland operation are held with a AA rated European financial institution.  Additional cash balances of $30 million, which by their terms become available this week, are held in U.S. dollars with Iceland banks and will be guaranteed by the government of Iceland according to a notice released by the Icelandic government today.  This amount constitutes all funds held with Icelandic banks other than amounts posted as collateral for Century’s Icelandic krona hedges.

Construction for the new smelter at Helguvik is continuing per the project schedule and Century will continue to assess the situation in Iceland as it develops.   “We continue to believe in the importance of the Helguvik project for the Company, our shareowners and its benefit to the Icelandic people and economy” said Logan Kruger, Century’s president and chief executive officer.  “We will monitor the situation closely.”

Contacts:
Mike Dildine (media)	831-642-9364
Shelly Lair (investors)	831-642-9357

Cautionary Statement

This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Helga Gunnarsdottir, Director-Corporate Finance, Landsbanki Islands hf.
Olafur Finsen, Senior Legal Advisor-Corporate Finance, Landsbanki Islands hf.